Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

James E. Smith & Associates hereby consents to the use of its name and to the reference to its report dated February 12, 2008 regarding Pegasi Energy Resources Corp. Engineering Study and Economic Analysis as of February 1, 2008 in Pegasi Energy Corp.’s amendment No. 1 to its Registration Statement on Form S-1 filed with the Securities and Exchange Commission.

/s/ James E. Smith & Associates
State of Texas No. 24174
Date: April 29, 2008